CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Medium-Term Notes, Series A	$17,430,160	$1,242.77

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

August 2010

Pricing Supplement No. 22
Registration Statement No. 333-145845
Dated August 25, 2010
Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS
Opportunities in Equities

Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due August 29, 2012
Buffered Performance Leveraged Upside SecuritiesSM
Buffered PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies while providing limited protection against negative performance by the asset. Once the asset has decreased below a specified buffer amount, the investor is exposed to the negative price performance, subject to a minimum payment at maturity. At maturity, if the asset has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset, subject to the maximum payment at maturity. At maturity, if the asset has depreciated, (i) if the closing price of the asset has not declined below the specified buffer amount, the Buffered PLUS will redeem for par or (ii) if the closing price of the asset is below the buffer amount, the investor will lose 1% for every 1% decline below the specified buffer amount, subject to a minimum payment at maturity. The investor may lose up to 90% of the stated principal amount of the Buffered PLUS. The Buffered PLUS are senior unsecured debt obligations of Barclays Bank PLC, and all payments on the Buffered PLUS are subject to the creditworthiness of Barclays Bank PLC.

FINAL TERMS
Issuer:	Barclays Bank PLC
Maturity date:	August 29, 2012
Underlying shares:	iShares® MSCI Emerging Markets Index Fund (the “Fund”)
Aggregate principal amount:	$17,430,160
Payment at maturity per Buffered PLUS:	•	If the final share price is greater than the initial share price:
$10 + the leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
	•	If the final share price is less than or equal to the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 10%:
$10
	•	If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 10%:
($10 x the share performance factor) + $1.00

This amount will be less than the stated principal amount of $10. However, under no circumstances will the payment at maturity be less than $1.00 per Buffered PLUS at maturity. Any payment on the Buffered PLUS is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

Share percent increase:	(final share price – initial share price) / initial share price
Share performance factor:	final share price / initial share price
Leveraged upside payment:	$10 x leverage factor x share percent increase
Leverage factor:	200%
Initial share price:	$39.86, which is the closing price of the underlying shares on the pricing date
Final share price:	The closing price of the underlying shares on the valuation date
Share closing price:	The closing price of the Fund as described under “Reference Assets—Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement.
Valuation date:	August 24, 2012, subject to adjustment for certain market disruption events.
Buffer amount:	10%
Minimum payment at maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount of the Buffered PLUS)
Maximum payment at maturity:	$13.06 per Buffered PLUS (130.60% of the stated principal amount)
Stated principal amount:	$10 per Buffered PLUS
Issue price:	$10 per Buffered PLUS (See “Commissions and Issue Price” below)
Pricing date:	August 25, 2010
Original issue date:	August 30, 2010 (3 business days after the pricing date)
CUSIP:	06740L279
ISIN:	US06740L2795
Listing:	We do not intend to list the Buffered PLUS on any securities exchange.
Selected dealer:	Morgan Stanley Smith Barney LLC (“MSSB”)
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(2)	Proceeds to Issuer
Per Buffered PLUS	$10.00	$0.225	$9.775
Total	$17,430,160	$392,178.60	$17,037,981.40

(1)

The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Buffered PLUS purchased by that investor. The lowest price payable by an investor is $9.9250 per Buffered PLUS. Please see “Syndicate Information” on page 7 for further details.

(2)       MSSB and its financial advisors will collectively receive from the Agent, Barclays Capital Inc., a fixed sales commission of $0.225 for each Buffered PLUS they sell. See “Supplemental Plan of Distribution.”

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Prospectus dated February 10, 2009 and
Prospectus Supplement dated March 1, 2010

See “Additional Terms of the Buffered PLUS” on page 3 of this pricing supplement. The Buffered PLUS will have the terms specified in the prospectus dated February 10, 2009, the prospectus supplement dated March 1, 2010 and this pricing supplement. See “Risk Factors” beginning on page 11 of this pricing supplement and “Risk Factors” beginning on page S-5 of the prospectus supplement for risks related to investing in the Buffered PLUS.

We may use this pricing supplement in the initial sale of the Buffered PLUS. In addition, Barclays Capital Inc. or any of our affiliates may use this pricing supplement in market resale transactions in any Buffered PLUS after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Buffered PLUS or determined that this pricing supplement are truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley Smith Barney LLC	Barclays Capital Inc.

Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due August 29, 2012
Performance Leveraged Upside SecuritiesSM

Additional Terms of the Buffered PLUS

You should read this pricing supplement together with the prospectus dated February 10, 2009, as supplemented by the prospectus supplement dated March 1, 2010 relating to our Global Medium-Term Notes, Series A, of which these Buffered PLUS are a part. This pricing supplement, together with the documents listed below, contain the terms of the Buffered PLUS and supersede all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement as the Buffered PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Buffered PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated February 10, 2009: http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

•	Prospectus supplement dated March 1, 2010: http://www.sec.gov/Archives/edgar/data/312070/000119312510043357/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

The Buffered PLUS constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction. In addition the Buffered PLUS will not be guaranteed by the Federal Deposit Insurance Corporation under the FDIC’s temporary liquidity guarantee program.

In connection with this offering, Morgan Stanley Smith Barney LLC is acting in its capacity as a selected dealer.

August 2010	Page 3

Buffered PLUS based on the iShares® MSCI Emerging Markets Index Fund due August 29, 2012
Buffered Performance Leveraged Upside SecuritiesSM

Fact Sheet
The Buffered PLUS offered are senior unsecured debt obligations of Barclays Bank PLC, will pay no interest, provide a minimum payment at maturity of only 10% of the stated principal amount and have the terms described in the accompanying prospectus and prospectus supplement, as supplemented or modified by this pricing supplement. At maturity, an investor will receive for each stated principal amount of Buffered PLUS that the investor holds, an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the value of one underlying share on the valuation date. Under no circumstances will the payment at maturity on the Buffered PLUS be less than $1.00 per Buffered PLUS. The Buffered PLUS are senior notes issued as part of Barclays Bank PLC’s Global Medium-Term Notes, Series A. All payments on the Buffered PLUS are subject to the creditworthiness of Barclays Bank PLC.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:

August 25, 2010	August 30, 2010 (3 business days after the pricing date)	August 29, 2012, subject to postponement due to market disruption events

Key Terms
Issuer:	Barclays Bank PLC
Underlying shares:	iShares® MSCI Emerging Markets Index Fund (the “Fund”)
Share underlying index:	MSCI Emerging Markets Index
Original issue price:	$10 per Buffered PLUS (see “Syndicate Information” on page 7)
Aggregate principal amount:	$17,430,160
Stated principal amount:	$10 per Buffered PLUS
Denominations:	$10 per Buffered PLUS and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bull market PLUS
Payment at maturity per Buffered PLUS:	• If the final share price is greater than the initial share price:
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
• If the final share price is less than or equal to the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 10%:
$10
• If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 10%:
($10 x the share performance factor) + $1.00
This amount will be less than the stated principal amount of $10. However, under no circumstances will the payment at maturity be less than $1.00 per Buffered PLUS.

Any payment on the Buffered PLUS is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

Share percent increase:	(final share price – initial share price) / initial share price
Share performance factor:	final share price / initial share price
Leveraged upside payment:	$10 x leverage factor x share percent increase
Leverage factor:	200%
Buffer amount:	10%
Maximum payment at maturity:	$13.06 per Buffered PLUS (130.60% of the stated principal amount)
Minimum payment at maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount per Buffered PLUS)
Initial share price:	$39.86, which is the closing price of the underlying shares on the pricing date.
Final share price:	The closing price of the underlying shares on the valuation date
Valuation date:	August 24, 2012, subject to adjustment for certain market disruption events
Postponement of maturity date:

If the scheduled valuation date is not a scheduled trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the Buffered PLUS will be postponed until the second business day following that valuation date as postponed.

Share closing price:	The closing price of the Fund as described under “Reference Assets—Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement.
Risk factors:	Please see “Risk Factors” beginning on page 11.

August 2010	Page 4

Buffered PLUS based on the iShares® MSCI Emerging Markets Index Fund due August 29, 2012
Buffered Performance Leveraged Upside SecuritiesSM

General Information

Listing:	We do not intend to list the Buffered PLUS on any securities exchange

CUSIP:	06740L279

ISIN:	US06740L2795

Minimum ticketing size:	100 Buffered PLUS

Tax considerations:

Some of the tax consequences of your investment in the Buffered PLUS are summarized below. The discussion below supplements the discussion under ‘‘Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Buffered PLUS as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Buffered PLUS are uncertain and the Internal Revenue Service could assert that the Buffered PLUS should be taxed in a manner that is different than described below. Pursuant to the terms of the Buffered PLUS, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Buffered PLUS as a pre-paid cash-settled executory contract with respect to the Fund. If the Buffered PLUS are so treated, the Buffered PLUS should generally be taxed in the same manner as an “open transaction”, and, subject to the discussion of Section 1260 below, you should generally recognize capital gain or loss upon the sale or maturity of your Buffered PLUS in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Buffered PLUS. Such gain or loss should generally be long-term capital gain or loss if you have held your Buffered PLUS for more than one year.

Although not entirely clear, it is possible that the purchase and ownership of the Buffered PLUS could be treated as a “constructive ownership transaction” with respect to the Fund that is subject to the rules of Section 1260 of the Internal Revenue Code. If your Buffered PLUS were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale or maturity of your Buffered PLUS that is attributable to the appreciation of the shares of the Fund over the term of your Buffered PLUS would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual shares of the Fund on the date that you purchased your Buffered PLUS and sold the Fund shares on the date of the sale or maturity of the Buffered PLUS (the “Excess Gain Amount”). Because the maturity payment under the Buffered PLUS will only reflect the appreciation or depreciation in the value of the shares of the Fund and will not be determined by reference to any short-term capital gains or ordinary income, if any, that is recognized by holders of shares of the Fund, we believe that it is more likely than not that the Excess Gain Amount will be equal to zero, and that the application of the constructive ownership rules will accordingly not have any adverse effects to you. Because the application of the constructive ownership rules is unclear, however, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Buffered PLUS.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Buffered PLUS in the manner described above. This opinion assumes that the description of the terms of the Buffered PLUS in this pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Buffered PLUS, possibly with retroactive effect.

For a further discussion of the tax treatment of your Buffered PLUS as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Buffered PLUS. For additional, important considerations related to tax risks associated with investing in the Buffered PLUS, you should also examine the discussion about tax risks in “Risk Factors”, in this pricing supplement.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Buffered PLUS), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their

August 2010	Page 5

Buffered PLUS based on the iShares® MSCI Emerging Markets Index Fund due August 29, 2012
Buffered Performance Leveraged Upside SecuritiesSM

tax advisors regarding the application of this legislation to their ownership of the Buffered PLUS.

Trustee:	The Bank of New York Mellon

Calculation agent:	Barclays Bank PLC

Use of proceeds and hedging:

The net proceeds we receive from the sale of the Buffered PLUS will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the Buffered PLUS through one or more of our subsidiaries.

We, through our subsidiaries or others, hedged our anticipated exposure in connection with the Buffered PLUS by taking positions in futures and options contracts on the underlying shares and any other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the level, value or price of reference assets and their components, the market value of the Buffered PLUS or any amounts payable on the Buffered PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Employee Retirement Income Security Act” starting on page S-109 in the accompanying prospectus supplement.

Contact:

Morgan Stanley Smith Barney LLC (“MSSB”) clients may contact their MSSB sales representative or MSSB’s principal executive offices at 2000 Westchester Avenue, Purchase, New York 10577 (telephone number 800-869-3326). A copy of each of these documents may be obtained from Barclays Bank PLC or their agent Barclays Capital, at 1-888-227-2275 (Extension 2-3430) or 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

August 2010	Page 6

Buffered PLUS based on the iShares® MSCI Emerging Markets Index Fund due August 29, 2012
Buffered Performance Leveraged Upside SecuritiesSM

Syndicate Information
Issue price of the Buffered PLUS	Selling concession	Principal amount of Buffered PLUS for any single investor
$10.0000	$0.2250	<$1MM
$9.9625	$0.1875	>$1MM and <$3MM
$9.9438	$0.1688	>$3MM and <$5MM
$9.9250	$0.1500	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the Buffered PLUS distributed by such dealers.

This pricing supplement is a summary of the terms and conditions of the Buffered PLUS. We encourage you to read the accompanying prospectus and prospectus supplement for this offering, which can be accessed via the hyperlinks on the front page of this document.

August 2010	Page 7

Buffered PLUS based on the iShares® MSCI Emerging Markets Index Fund due August 29, 2012
Buffered Performance Leveraged Upside SecuritiesSM

How Buffered PLUS Work
Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$10 per Buffered PLUS

Leverage factor:	200%

Buffer amount:	10%

Maximum payment at maturity:	$13.06 (130.60% of the stated principal amount) per Buffered PLUS

Minimum payment at maturity:	$1.00 per Buffered PLUS

Buffered PLUS Payoff Diagram

How it works

▪

If the final share price is greater than the initial share price, investors will receive the $10 stated principal amount plus 200% of the appreciation of the underlying shares over the term of the Buffered PLUS, subject to the maximum payment at maturity of $13.06 per Buffered PLUS. In the payoff diagram, an investor will realize the maximum payment at maturity at a final share price of 115.30% of the initial share price.

▪

If the final share price is less than or equal to the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 10%, investors will receive the stated principal amount of $10 per Buffered PLUS.

▪

If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 10%, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease in the underlying shares from the initial share price, plus the buffer amount of 10%. The minimum payment at maturity is $1.00 per Buffered PLUS.

August 2010	Page 8

Buffered PLUS based on the iShares® MSCI Emerging Markets Index Fund due August 29, 2012
Buffered Performance Leveraged Upside SecuritiesSM

▪	For example, if the underlying shares depreciate 30%, investors would lose 20% of their principal and receive only $8.00 per Buffered PLUS at maturity, or 80% of the stated principal amount.

August 2010	Page 9

Buffered PLUS based on the iShares® MSCI Emerging Markets Index Fund due August 29, 2012
Buffered Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of Buffered PLUS that they hold an amount in cash based upon the closing price of the underlying shares on the valuation date, as determined as follows:

If the final share price is greater than the initial share price:

$10     +     leveraged upside payment; subject to the maximum payment at maturity:

Leveraged Upside Payment

Principal	Principal	Leverage Factor	Share Percent Increase

$10

+

$10

×

200%

×

 final share price – initial share price

  initial share price

If the final share price is less than or equal to the initial share price, but has decreased from the initial share price by an amount less than or equal to the buffer amount of 10%:

the stated principal amount of $10

If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 10%:

($10    ×    Share Performance Factor)    +    $1.00

Principal		Share Performance Factor		Minimum Payment at Maturity

$10	×	final share price	+	$1.00

		initial share price

Because the share performance factor will be less than 0.90, the payment at maturity will be less than the stated principal amount under this scenario.

Under no circumstances will the payment at maturity be less than $1.00 per Buffered PLUS.

August 2010	Page 10

Buffered PLUS based on the iShares® MSCI Emerging Markets Index Fund due August 29, 2012
Buffered Performance Leveraged Upside SecuritiesSM

Risk Factors

An investment in the Buffered PLUS involves significant risks. Investing in the Buffered PLUS is not equivalent to investing directly in shares of the iShares® MSCI Emerging Markets Index Fund or the stocks composing the MSCI Emerging Markets Index. The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” in the prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors in connection with your investment in the Buffered PLUS.

▪

Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 10% of your principal. The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest, and provide a minimum payment at maturity of only 10% of the stated principal amount of the Buffered PLUS. If the final share price is less than 90% of the initial share price, you will receive for each Buffered PLUS that you hold, a payment at maturity that is less than the stated principal amount of each Buffered PLUS by an amount proportionate to the decline in the value of the underlying shares, plus $1.00 per Buffered PLUS.

▪

The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity. The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity of $13.06 per Buffered PLUS, or 130.60% of the stated principal amount. Although the leverage factor provides 200% exposure to any increase in the final share price over the initial share price, because the payment at maturity will be limited to 130.60% of the stated principal amount for the Buffered PLUS, any increase in the final share price over the initial share price by more than 15.30% of the initial share price will not increase the return on the Buffered PLUS.

▪

Credit of the issuer: The Buffered PLUS are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Buffered PLUS depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Buffered PLUS and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Buffered PLUS.

▪

Market price of the Buffered PLUS influenced by many unpredictable factors. Several factors will influence the value of the Buffered PLUS in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the Buffered PLUS in the secondary market, including: the trading price of the Fund; the expected volatility of the Fund, the MSCI Emerging Markets Index and the component stocks of the MSCI Emerging Markets Index; the time to maturity of the Buffered PLUS; the market price and dividend rate on the Fund and on the component stocks of the MSCI Emerging Markets Index; interest and yield rates in the market generally and in the markets of the component stocks of the MSCI Emerging Markets Index; a variety of economic, financial, political, regulatory or judicial events; supply and demand for the Buffered PLUS; the exchange rate and the volatility of the exchange rate between the U.S. dollar and currencies in which the stocks comprising the MSCI Emerging Markets Index are denominated; and our creditworthiness, including actual or anticipated downgrades in our credit ratings. You may receive less or possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

▪

Investing in the Buffered PLUS is not equivalent to investing in the shares of the iShares® MSCI Emerging Markets Index Fund. Investing in the Buffered PLUS is not equivalent to investing in the shares of the iShares® MSCI Emerging Markets Index Fund or the stocks composing the MSCI Emerging Markets Index. Investors in the Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the shares of the iShares® MSCI Emerging Markets Index Fund or the stocks composing the MSCI Emerging Markets Index.

▪

Adjustments to the Fund or to the MSCI Emerging Markets Index could adversely affect the value of the Buffered PLUS. Blackrock Fund Advisors (“BFA”) (prior to December 1, 2009, Blackrock Fund Advisors was known as Barclays Global Fund Advisors) is the investment advisor to the iShares® MSCI Emerging Markets Index Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. Pursuant to its investment strategy or otherwise, BFA may add, delete or substitute the stocks composing the iShares® MSCI Emerging Markets Index Fund. MSCI Inc. (“MSCI”) is responsible for calculating and maintaining the MSCI Emerging Markets Index. MSCI can add, delete or substitute the stocks underlying the MSCI Emerging Markets Index or make other methodological changes that could change the value of the MSCI Emerging Markets Index. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the Buffered PLUS.

August 2010	Page 11

Buffered PLUS based on the iShares® MSCI Emerging Markets Index Fund due August 29, 2012
Buffered Performance Leveraged Upside SecuritiesSM

▪

There are risks associated with investments in Buffered PLUS linked to the value of foreign equity securities. The stocks included in the MSCI Emerging Markets Index and that are generally tracked by the Fund have been issued by various foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to the Fund or the Underlying Index, which may have an adverse effect on the Buffered PLUS. Also, the public availability of information concerning the issuers of stocks included in the Underlying Index and the Fund will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the stocks included in the Underlying Index and the Fund may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

▪

Risks associated with Emerging Markets. An investment in the Buffered PLUS will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid institutional change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

▪

Certain Features of Exchange-Traded Funds Will Impact the Value of the Buffered PLUS. The performance of the Fund does not fully replicate the performance of the MSCI Emerging Markets Index. The Fund may not fully replicate the MSCI Emerging Markets Index, and may hold securities not included in such MSCI Emerging Markets Index. The value of the Fund to which your Buffered PLUS are linked is subject to:

•

Management risk. This is the risk that Blackrock Fund Advisors’ investment strategy for the Fund, the implementation of which is subject to a number of constraints, may not produce the intended results.

•

Derivatives risk. The Fund may invest in stock index futures contracts and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Fund’s losses, and, as a consequence, the losses of your Buffered PLUS, may be greater than if the Fund invested only in conventional securities.

▪

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to purchase Buffered PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Buffered PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the Buffered PLUS. In addition, any such prices may differ from values determined by pricing models used by Barclays Bank PLC, as a result of dealer discounts, mark-ups or other transaction costs.

▪

The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited. There may be little or no secondary market for the Buffered PLUS. We do not intend to list the Buffered PLUS on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Buffered PLUS in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily. Because other dealers are not likely to make a secondary market for the Buffered PLUS, the price, if any, at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Buffered PLUS.

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The calculation agent will make determinations with respect to the Buffered PLUS and the economic interests of the calculation agent and the issuer’s affiliates may be adverse to the investors. The economic interests of the calculation agent and the issuer’s affiliates are potentially adverse to your interests as an investor in the Buffered PLUS. As calculation agent, Barclays Bank PLC will determine the initial share price and the final share price, and calculate the amount of cash you will receive at maturity. Determinations made by Barclays Bank PLC, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor fund or calculation of the final share price in the event of a discontinuance of the underlying shares, may affect the payout to you at maturity.

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Buffered PLUS based on the iShares® MSCI Emerging Markets Index Fund due August 29, 2012
Buffered Performance Leveraged Upside SecuritiesSM

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Hedging and trading activity could potentially affect the value of the Buffered PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Buffered PLUS on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying shares and, as a result, could decrease the amount an investor may receive on the Buffered PLUS at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial share price and, therefore, could decrease the price at which the underlying shares must close before an investor receives a payment at maturity that exceeds the issue price of the Buffered PLUS. Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could potentially affect the price of the underlying shares on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

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The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain. The U.S. federal income tax treatment of the Buffered PLUS is uncertain and the Internal Revenue Service could assert that the Buffered PLUS should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Buffered PLUS even though you will not receive any payments with respect to the Buffered PLUS until maturity and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Buffered PLUS could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Buffered PLUS.

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The Fund may underperform the MSCI Emerging Markets Index. The performance of the Fund may not replicate the performance of, and may underperform the MSCI Emerging Markets Index. Unlike the MSCI Emerging Markets Index, the Fund will reflect transaction costs and fees that will reduce its relative performance. Moreover, it is also possible that the Fund may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the MSCI Emerging Markets Index; for example, due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Fund, differences in trading hours between the Fund and the MSCI Emerging Markets Index or due to other circumstances. Because the return on the Buffered PLUS is linked to the performance of the Fund and not the MSCI Emerging Markets Index, the return on the Buffered PLUS may be less than that of an alternative investment linked directly to the MSCI Emerging Markets Index.

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The price of the underlying shares is subject to currency exchange risk. Because the price of the underlying shares is related to the U.S. dollar value of stocks underlying the MSCI Emerging Markets Index, you will be exposed to the currency exchange rate risk with respect to each of the currencies in which such component securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to that country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each region. Your net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the MSCI Emerging Markets Index, the value of the respective underlying shares will be adversely affected and the payment at maturity on the Buffered PLUS may be reduced.

Of particular importance to potential currency exchange risks are:

	•	existing and expected rates of inflation;

	•	existing and expected interest rate levels;

	•	the balance of payments; and

	•	the extent of governmental surpluses or deficits in the component countries and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

August 2010	Page 13

Buffered PLUS based on the iShares® MSCI Emerging Markets Index Fund due August 29, 2012
Buffered Performance Leveraged Upside SecuritiesSM

Information about the iShares® MSCI Emerging Markets Index Fund

We have derived all information contained in this pricing supplement regarding the iShares® MSCI Emerging Markets Index Fund (the “Fund”), including, without limitation, its make-up, method of calculation and changes in its components, from the Prospectus (the “Prospectus”) for the iShares® MSCI Emerging Markets Index Fund dated January 1, 2010 issued by iShares Trust (the “Trust”) and from publicly available information. Such information reflects the policies of, and is subject to change by, the Trust, and Blackrock Fund Advisors (“BFA”). The Fund is an investment portfolio maintained and managed by the Trust. BFA is the investment advisor to the Fund. The Fund is an exchange-traded fund that trades on NYSE Arca, Inc. (“NYSE Arca”) under the ticker symbol “EEM”.

The Fund generally invests at least 90% of assets in the securities of its underlying index and in depositary receipts representing securities in the MSCI Emerging Markets Index (the “Underlying Index”). The Underlying Index is designed to measure equity market performance in the global emerging markets. As of May 27, 2010, the Underlying Index consisted of the following 21 emerging market indexes: Brazil, Chile, China, Colombia, the Czech Republic, Egypt, Hungary, India, Indonesia, Malaysia, Mexico, Morocco, Peru, the Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand and Turkey. As of September 30, 2009, the Underlying Index’s three largest sectors were financials, energy and materials. Information provided to or filed with the SEC by the Fund pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 033-97598 and 811-09102. Information provided to or filed with the SEC by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located through the SEC’s website at http://www.sec.gov. For additional information regarding the Trust or the Fund, please see the Prospectus for the iShares® MSCI Emerging Markets Index Fund dated January 1, 2010. In addition, information about the Trust and the Fund may be obtained from the iShares® website at www.ishares.com.

Historical Information

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of the underlying shares for each quarter in the period from January 3, 2005 through August 25, 2010. The closing price of the underlying shares on August 25, 2010 was $39.86. We obtained the closing prices of the iShares® MSCI Emerging Markets Index Fund below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical closing prices of the iShares® MSCI Emerging Markets Index Fund should not be taken as an indication of future performance, and no assurance can be given as to the final share price on the valuation date. We cannot give you assurance that the performance of the iShares® MSCI Emerging Markets Index Fund will result in the return of any of your initial investment.

iShares® MSCI Emerging Markets Index Fund	High	Low	Period End
2005
First Quarter	$24.65	$21.23	$22.54
Second Quarter	$24.37	$21.67	$23.83
Third Quarter	$28.32	$23.93	$28.32
Fourth Quarter	$29.83	$25.07	$29.40
2006
First Quarter	$33.59	$30.43	$33.02
Second Quarter	$37.03	$27.34	$31.23
Third Quarter	$33.14	$29.20	$32.29
Fourth Quarter	$38.15	$31.80	$38.10
2007
First Quarter	$39.53	$35.03	$38.75
Second Quarter	$44.42	$39.13	$43.82
Third Quarter	$50.11	$39.50	$49.78
Fourth Quarter	$55.64	$47.27	$50.10
2008
First Quarter	$50.37	$42.17	$44.79
Second Quarter	$51.70	$44.43	$45.19
Third Quarter	$44.43	$31.33	$34.53
Fourth Quarter	$33.90	$18.22	$24.97
2009
First Quarter	$27.09	$19.94	$24.81
Second Quarter	$34.64	$25.65	$32.23
Third Quarter	$39.29	$30.75	$38.91
Fourth Quarter	$42.07	$37.56	$41.50
2010
First Quarter	$43.22	$36.83	$42.12
Second Quarter	$43.98	$36.16	$37.32
Third Quarter (as of August 25, 2010)	$42.49	$37.59	$39.86

August 2010	Page 14

Buffered PLUS based on the iShares® MSCI Emerging Markets Index Fund due August 29, 2012
Buffered Performance Leveraged Upside SecuritiesSM

The following graph sets forth the historical performance of the iShares® MSCI Emerging Markets Index Fund based on the weekly closing prices of the iShares® MSCI Emerging Markets Index Fund from August 27, 2003 through August 25, 2010. The closing price of the iShares® MSCI Emerging Markets Index Fund on August 25, 2010 was $39.86.

We obtained the closing prices of the iShares® MSCI Emerging Markets Index Fund below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical closing prices of the iShares® MSCI Emerging Markets Index Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the valuation date. We cannot give you assurance that the performance of the iShares® MSCI Emerging Markets Index Fund will result in the return of any of your initial investment.

iShares® MSCI Emerging Markets Index Fund Historical Performance
August 27, 2003 to August 25, 2010
Past performance is not indicative of future results

Supplemental Plan of Distribution

MSSB and its financial advisors will collectively receive from the Agent, Barclays Capital Inc., a fixed sales commission of $0.225 for each Buffered PLUS they sell.

We expect that delivery of the Buffered PLUS will be made against payment for the Buffered PLUS on or about the issue date indicated on the cover of this pricing supplement, which will be the third business day following the expected pricing date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus supplement.

August 2010	Page 15